Tyson Foods Appoints New Chief Financial Officer

Selection Concludes Worldwide Search

April 14, 2006 -- Springdale, Arkansas -- Tyson Foods, Inc. (NYSE: TSN) today announced the appointment of a new Chief Financial Officer, completing the global search for its top financial post. Wade D. Miquelon will join the Tyson team in June 2006. As Executive Vice President and CFO, Miquelon will report directly to John Tyson, chairman & CEO of the company, and will have responsibility for the company’s worldwide finance and accounting functions. This includes representing Tyson Foods on financial matters with investors, auditors and financial regulatory entities.

“Our search has ended with the find of an exceptional financial manager, and we are pleased Wade Miquelon will lead our financial team with a keen sense of the intricacies of operating globally. Wade has an extraordinary national and international financial background that will compliment our strong existing talent,” said John Tyson. “During our search, we were extremely fortunate to have the leadership of Dennis Leatherby as our interim CFO. Dennis has performed exceedingly well and we are privileged to have him remain in our senior executive ranks as the company’s SVP, Finance and Treasurer.”

"I am delighted and honored to be appointed as Tyson Foods’ CFO,” said Miquelon.   “Tyson is a great company with strong core values and solid leadership.   I believe Tyson's strategies are right on target to further enhance the value-added mix with consumers, continue to expand internationally, and further leverage operational and "know-how" scale. I look forward to becoming a Tyson team member."

Miquelon’s career spans over sixteen years at The Procter & Gamble Company (P&G) and includes a number of posts of increasing responsibility. Currently, Miquelon is Finance Chief and General Manager for P&G’s Western Europe region based in Geneva, Switzerland, with financial oversight of 17 countries representing roughly 25% of P&G’s worldwide sales. In this capacity, Miquelon’s responsibilities have also included financial oversight of the integration of Gillette’s circa $4 billion Western European business.

Prior to his Western Europe Role, Miquelon served as CFO and Senior Director for P&G’s 42 country ASEAN, Australia and India (AAI) Region based in Singapore. In this post, his financial and strategic leadership led to the improvement of virtually every financial measure, including increasing cash flow and profit to an all-time high as well as helping to dramatically accelerate top-line growth.

Miquelon’s Asian experience also includes serving as CFO of the Thailand, Myanmar, Cambodia and Laos subsidiaries of P&G, which included oversight of P&G’s largest and most complex Asian manufacturing facility with exports to 22 countries, and also as Finance Director for P&G’s Southeast Asian Beauty Care business. Wade spent 7 years at P&G’s Headquarters in Cincinnati, Ohio, primarily in the late 80’s through the mid 90’s. His roles there have included Group Manager of New Business Development, Group Manager of Mergers & Acquisitions, Group Manager of International Treasury, Finance Director of Global IT, and a Director/Partner in establishing and running P&G’s Venture Fund.

Miquelon, 41, born and raised in the St. Louis area, earned his MBA in Finance and Marketing from Washington University and a Bachelor’s Degree in Civil Engineering from Purdue University.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The company has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

####

Media Contact: Gary Mickelson, 479-290-6111

Investor Contact: Ruth Ann Wisener, 479-290-4235